EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION
                                     BETWEEN
                         FIRST AMERICAN FINANCIAL CORP.
                                       AND
                            GUARANTY BANCSHARES, INC.

              AGREEMENT AND PLAN OF REORGANIZATION

          THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into effective as of April 23, 1999, by and between FIRST AMERICAN FINANCIAL CORP. ("First American") and GUARANTY BANCSHARES, INC., ("Buyer"), and provides as follows:

                      W I T N E S S E T H:

          WHEREAS, Buyer desires to acquire all of the issued and outstanding stock of First American through the merger of First American with and into a subsidiary of Buyer (the "Merger');

          WHEREAS, Buyer and First American believe that the Merger is in the best interests of Buyer, First American and their respective shareholders;

          WHEREAS, Buyer and First American desire to set forth the terms and conditions of the Merger;

          WHEREAS, the respective boards of directors of Buyer and First American have approved this Agreement.

          NOW THEREFORE, in consideration of the premises, First American and Buyer hereby agree that a wholly owned subsidiary of Buyer shall be merged with and into First American on the following terms and conditions:

SECTION 1:  MERGER

           (a) MERGER OF FIRST AMERICAN INTO SUBSIDIARY OF BUYER. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined herein), a wholly-owned subsidiary of Buyer shall be merged with and into First American pursuant to the provisions of and with the effect provided in Part Five of the Texas Business Corporation Act (the "TBCA").

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           (b) EFFECT OF MERGER. The specific Plan of Merger is set forth in
Exhibit A attached hereto and made a part hereof. The Merger shall have the effects set forth in Part Five of the TBCA. On the Closing Date, First American shall continue as the corporation surviving the Merger (the "Surviving Corporation") which shall not be deemed to be a new corporation, and the separate corporate existence of the subsidiary of Buyer shall cease. On the Closing Date, all rights, title, and interests to all real and personal property owned by First American and said subsidiary shall be allocated to the vested in the Surviving Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. On the Closing Date, all liabilities and obligations of First American and said subsidiary shall be allocated to the Surviving Corporation and the Surviving Corporation shall be the sole obligor therefore. Thereafter, the Surviving Corporation shall be merged into Buyer.

           (c) THE SURVIVING CORPORATION. The specific Plan of Merger is set forth in Exhibit A attached hereto and made a part hereof. The established office and facilities of First American shall continue as the office and facilities of the Surviving Corporation. The Articles of Incorporation and Bylaws of First American shall continue in effect as the Articles of Incorporation and Bylaws of the Surviving Corporation until the same shall be amended and changed as provided by law. The directors and officers of said subsidiary shall continue as the directors and officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation of the Surviving Corporation or as otherwise provided by law.

           (d) FINAL MERGER. Immediately after Closing, the Surviving Corporation shall be merged with and into Buyer ("Continuing Company")

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under the charter and Articles of Incorporation of Buyer pursuant to the provisions of, and with the effect provided in Article Five of the TBCA.

           The Articles of Incorporation of Continuing Company shall be the Articles of Incorporation of Buyer. Until altered, amended or repealed as therein provided and in the Articles of Incorporation of Continuing Company, the Bylaws of Continuing Company shall be the Bylaws of Buyer. Unless and until changed by the Board of Directors of Continuing Company, the main office of Continuing Company shall be the main office of Buyer. The established offices and facilities of the Surviving Corporation immediately prior to the Merger shall become established offices and facilities of the Continuing Company. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Company, all corporate acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and Buyer and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Company and shall be as effective and binding thereon.

           (e) MERGER CONSIDERATION. At the consummation of the Plan of Merger, in exchange for all of the issued and outstanding common stock of First American (the "First American Stock"), Buyer shall issue a total of 351,750 shares of its voting common stock, par value $1.00 per share (the "Buyer Stock"), the fair market value of which is agreed to be $10.00 per share, and pay a total of $3,379,480.00 in cash to the shareholders of First American (the "Merger Consideration").

           (f) CONVERSION OF THE FIRST AMERICAN STOCK. On the Closing Date, by virtue of this Agreement and without any further action on the part of any holder, each share of First American Stock shall cease to be issued and

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outstanding, and other than shares with respect to which dissenters' rights have been perfected, shall be converted into and become the right to receive 3.417039 shares of Buyer Stock and $32.829609 cash (the "Per Share Consideration").

           (g) CONVERSION OF SUBSIDIARY STOCK. The shares of stock of Buyer's subsidiary outstanding on the Closing Date shall, by virtue of the Merger an without any action on the part of the Buyer or any other party as holder thereof, be converted into and become shares of capital stock of Surviving Corporation. By virtue of this Agreement and without any action by any party, the number of shares of capital stock of the Surviving Corporation to be outstanding after the Closing Date shall be 102,940 shares of common stock, $1.00 pat value per share.

SECTION 2: CLOSING

          On a date mutually agreeable to First American and Buyer within five
(5) business days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (herein called the "Closing Date"), but not later than September 30, 1999, a closing (the "Closing") will take place at the offices of First American at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether all of the conditions set forth in this Agreement have been satisfied or waived. If no such condition then exists or if no party has previously exercised any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary in order to effect the transactions contemplated by this Agreement.

          (a) DELIVERY OF CONSIDERATION. First American shall send to each holder of First American Stock a letter of transmittal (which shall include a representation regarding title) for use in exchanging such holder's certificates

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for the Merger Consideration. Provided that all necessary shareholder and regulatory approvals have been obtained, First American shall forward letters of transmittal to all of the shareholders at least twenty (20) days prior to the Closing Date unless First American and Buyer shall mutually agree to send such letters at a later date. Promptly after receipt of such certificates and letter of transmittal, Buyer shall review the executed letters of transmittal in order to verify proper execution. Provided that the letter of transmittal is properly completed, accompanied by all of the appropriate stock certificates and made available for review by First American by twelve noon on the business day before the Closing Date, on the Closing Date, Buyer shall deliver to such shareholder the Per Share Consideration multiplied by the number of shares of First American Stock surrendered. If a shareholder does not provide properly completed letters of transmittal and all appropriate stock certificates to Buyer on the business day before the Closing Date, then, provided that the letter of transmittal is properly completed and accompanied by all of the appropriate stock certificates and delivered to Buyer, Buyer promptly, but in no event later than two (2) business days following receipt of those documents by Buyer, shall pay to such shareholder the Per Share Consideration multiplied by the number of shares of First American Stock surrendered. In the event that a letter of transmittal contains an error, is incomplete or is not accompanied by all appropriate stock certificates, then neither Buyer nor any other party to this Agreement shall be liable to any holder of certificates representing the First American Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. No interest shall be payable with respect to the payment of the Merger Consideration.

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SECTION 3. REPRESENTATIONS AND WARRANTIES OF FIRST AMERICAN.

        First American does hereby represent and warrant to Buyer and agree as follows:

               (a)ORGANIZATION, GOOD STANDING, POWER. First American is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to own, lease, operate, and sell its respective properties and to carry on its respective businesses as they are presently conducted. First American is a bank holding company which wholly owns a bank in Sulphur Springs, Texas, a bank in Commerce, Texas (collectively, the "Bank") and a mortgage company, named First American Mortgage Corporation (the "Mortgage Company"). No other party owns any interest in the Bank or the Mortgage Company, except for the outstanding preferred stock of the Mortgage Company which shall be redeemed prior to the Closing. First American has no other businesses or ownership interest in any other businesses.

                (b) CAPITALIZATION. The authorized capital of First American consists of 1,000,000 shares of common stock, $2.50 par value, of which 91,940 shares are validly issued and outstanding, fully paid and nonassessable, and 11,000 shares in options have been granted, which shall be fully exercised prior to the Closing.

               (c)AUTHORIZATION. This Agreement has been duly executed by First American and, subject to regulatory and shareholder approval, constitutes the valid, legally binding and enforceable obligations of First American.

                (d) EFFECT OF AGREEMENT. The execution, delivery, and performance of this Agreement by First American and the consummation of

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transactions contemplated hereby, will not conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge, or encumbrance upon any of the assets of First American pursuant to the corporate charter or by-laws of First American, or pursuant to any indenture, mortgage, deed of trust, lease, contract, agreement, or other instrument, or any governmental approval, authorization, certificate, consent, license, order, or permit, or any judgment, award, decree, statute, ordinance, regulation, or any other restriction of any kind or character, to which First American is a party which breach, termination or default would or may prevent consummation of the transactions contemplated hereby by First American.

               (e)FINANCIAL STATEMENTS OF THE CORPORATION. Delivered to Buyer herewith are the certified balance sheets of First American as of December 31, 1998, December 31, 1997 and December 31, 1996, and the statements of earnings, statements of stockholders' equity and statements of cash flow with respect to First American for the fiscal years ended 1998, 1997 and 1996 (referred to collectively herein as the "Certified Financial Statements"). Also delivered herewith are the unaudited balance sheet of First American as of March 31, 1999, and the unaudited statement of earnings, consolidated statement of stockholders' equity and consolidated statement of cash flow with respect to First American for the three-month period ended March 31, 1999 (referred to herein as the "Interim Financial Statements"). The Certified Financial Statements and the Interim Financial Statements are in accordance with the books and records of First American, fairly present the financial position of the First American as of the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior years, except as stated therein.

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                (f) UNDISCLOSED LIABILITIES. Except for liabilities disclosed in the Certified Financial Statements and Internal Financial Statements referred to above, First American has no liabilities nor obligations of any kind, whether accrued, absolute, contingent, or otherwise, and regardless of whether such liabilities or obligations would have been required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles.

                (g) ACCOUNTS RECEIVABLE AND PAYABLE. The accounts and notes receivable of First American reflected on the Interim Financial Statements, and all accounts and notes receivable arising after March 31, 1999 and prior to the Closing Date, are not subject to any defenses, counterclaims, or rights of setoff, and are current and fully collectible, less applicable reserves. First American has no accounts or notes payable, or other liabilities or obligations, except in the ordinary course of business.

                (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as otherwise disclosed in Exhibit B attached hereto, since January 1, 1999, First American has not:

                       (i) incurred any obligation or liability (contingent or otherwise) or entered into any contract, transaction, or commitment, except in the ordinary course of business;

                       (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability (contingent or otherwise), except in the ordinary course of business;

                       (iii) mortgaged, pledged, or subjected to lien, charge, security interest, or to any other encumbrance any of its assets;

                       (iv) sold, assigned, transferred, conveyed, leased, or otherwise disposed of, or agreed to sell, assign, transfer, convey, lease,

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or otherwise dispose of, any of its assets, other than in the ordinary course of business;

                       (v)  canceled any debt or claim;

                       (vi) waived or released anyrights;

                       (vii) made any capital expenditures in excess of $5,000.00;

                       (viii) suffered any casualty loss or damage, whether or not such loss or damage shall have been covered by insurance;

                       (ix) suffered any material adverse change in operations, assets, properties, or businesses;

                       (x) declared any dividend or made any payment or distribution in respect of its capital stock;

                       (xi) engaged in any business other than the Bank and the Mortgage Company.

               (i)TAX MATTERS. First American has filed all United States, foreign, state, county, local, and other tax and duty returns and reports required to be filed and have paid, or set up a reasonable and adequate reserve that is reflected in the Financial Statements of the payment of all income, franchise, property, sales, employment, ad valorem, and other taxes and duties required to be paid in respect of the periods covered by such returns, and have set up a reasonable and adequate reserve that is reflected in the Interim Financial Statements for the payment of all income, franchise, property, sales, employment, or other taxes or duties required to be paid or anticipated to be required to be paid in respect of the periods subsequent to the last of such periods covered by such returns and prior to the Closing Date. First American has made all withholding of tax required to be made under all applicable United States, state, and local tax regulations. First American is not a party to any

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pending action, examination, investigation or proceeding, nor is any action, examination, investigation or proceeding threatened, by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against First American. To the best knowledge of First American, the liability for Federal Income Taxes for First American is closed for all taxable years ending on or prior to 1998.

                (j)   LIST OF PRIORITIES, CONTRACTS, AND OTHER DATA.
Attached hereto as Exhibit C are correct and complete lists, descriptions, or summaries, as the case may be, setting forth, as of the date of this Agreement except as specified thereon, the following:

                    (i) all policies of insurance in force (with a notation as to the date through which premiums have been paid) with respect to First American;

                    (ii)all existing contracts and commitments, including, without limiting the generality of the foregoing, all mortgages, deeds of trust, indentures, loan agreements, credit agreements, partnership agreements, and joint venture agreements, by which any of First American's assets are or maybe bound;

                    (iii) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, incentive compensation plans, deferred compensation agreements, employee compensation plans or retirement plans, employee profit sharing plans, employee stock purchase or stock option plans, and hospitalization insurance or other plans or arrangements providing for benefits for employees of First American;

                    (iv)the names and current annual total compensation of all present directors and officers of First American;

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                    (v) the names of all retired employees of First American who are receiving or are entitled to receive any unfunded pensions not fully covered by any pension plan to which First American is or was a party, their ages, and their current annual unfunded pension rates;

                    (vi)by category, all personal property used by First American in its businesses, including automobiles, machinery, equipment, furniture, and fixtures;

                    (vii) all approvals, authorizations, certificates, consents, licenses, orders, permits, and restrictions of any governmental agency, whether federal, state, or local, required by First American to permit the continued operation of its businesses in the manner in which they are currently conducted.
      True and complete copies of all documents, including all amendments thereto, referred to in such lists or summaries have been delivered to Buyer or are available for inspection at the office of First American. All documents, rights, obligations, and commitments referred to in such lists are valid and enforceable in accordance with their respective terms for the periods stated herein, and there is not under any of them existing default, event of default, or event that with the giving of notice or the passage of time, or both, would constitute a default.

               (k)TITLE TO ASSETS; LEASES. First American has good and marketable title to its all of its assets, free and clear of all claims, liens, and encumbrances, and will have good and marketable title, free and clear of all claims, liens, and encumbrances, to all other assets acquired after the date hereof but before the Closing Date. There are no contracts pursuant to which First American leases any real or personal property, save and except the lease of the Commerce, Texas, location.

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               (l)FIXED ASSETS. The real property improvements, equipment, and other tangible assets used or owned by First American in the conduct of its businesses are fit for their intended use and are in good operating condition and repair, subject to ordinary wear and tear. None of said improvements, equipment, and other assets is subject to any commitment or other arrangement for their use by any other parties.

               (m)LITIGATION. Except as disclosed in Exhibit D attached hereto, there are no actions, suits, or proceedings at law or in equity before or by any federal, state, municipal, or other governmental or nongovernmental department, commission, board, bureau, agency, or instrumentality, pending or threatened against or affecting First American or wherein an unfavorable decision, ruling, or finding would adverse affect the consummation of the transactions contemplated by this Agreement, and to the best knowledge of First American, no facts are now in existence upon which such an action, suit, or proceeding could be brought. First American reasonably believes that the damages, liabilities, and related expenses (including the cost and expenses of investigating, prosecuting, or defending any such legal proceeding and fees and disbursements of counsel incurred herein) , whether occasioned through a final adjudication of the issues or good faith settlement, which may be incurred by First American as the result of any pending litigation set forth on Exhibit D will not exceed $50,000.00.

               (n)EPA AND OSHA. There are no actions pending or to First American's knowledge, threatened between First American and any former employees or anyone representing them. To the best knowledge of First American, First American has complied with all requirements made upon it or threatened on it under both the Environmental Protection Act, as amended, and the Occupational Safety and Health Act and has complied in all material respects

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with all other laws relating to the environment or employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, and the collection or payment of social security withholding and similar taxes, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

               (o)PATENTS, TRADEMARKS, COPYRIGHTS. First American does not own or use or infringe upon the rights of others with respect to any patents, patent applications, trade secrets, trademarks, trade names, or copyrights, and no patents, patent applications, trade secrets, trademarks, trade names, or copyrights are necessary for the conduct of the businesses of First American as now conducted. No director or officer of First American owns, directly or indirectly, in whole or in part, any patents, trademarks, trade names, copyrights.

               (p)BOOKS AND RECORDS. The books, records, and work papers of First American are substantially complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition of First American set forth in the Financial Statements.

                (q) LICENSES, PERMITS, AUTHORIZATIONS. First American has all approvals, authorizations, certificates, consents, licenses, orders, and other permits of all governmental agencies, whether federal state or local, required to permit the operation of its businesses presently conducted, and no action is underway that may cause the termination, modification, or revocation thereof.

                (r) COMPLIANCE WITH APPLICABLE LAW. The conduct of the businesses of First American does not materially violate or infringe any domestic laws, statutes, ordinances, regulations, orders, or requirements. First American has not received notice of, nor do its officers have any specific knowledge of, the violation by First American of any applicable law, statute, ordinance, regulation, order, or requirement relating to its operations or assets.

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                (s) TRANSACTION WITH MANAGEMENT. Except as disclosed in Exhibit
E attached hereto, First American is not a party to any contract, lease, or commitment with stockholders of First American or any employee, officer, or director of First American, or any member of the family of any such person, nor are there any loans outstanding to or from any of such persons from or to First American. No officer or director has any direct or indirect financial interest in any competitor of First American.

               (t)UNDUE INFLUENCE. First American has not made any payments to or entered into any transactions with any person as an inducement to such person (or to induce such person to influence another person) to take action deemed to be to the advantage of First American in such person's official position with a governmental authority, or in such person's position with any other business entity, nor has First American directly or indirectly made any payment to any person or entity that was contrary to any law or regulation of any such governmental authority.

               (u)NO UNTRUE STATEMENT. Neither this Agreement nor any of the document, certificate, or written statement furnished to Buyer by or on behalf of First American in connection with the transactions contemplated hereby contains any untrue statement or omits to state a fact necessary in order to make the statements contained herein and therein not misleading. There is no fact, which has not been described in this Agreement or in the Exhibits attached hereto, that is known to First American or Stockholders relating to the businesses of First American which now or in the future will, with reasonable probability, materially and adversely affect First American.

               (v)PAYMENT OF BROKERS OR FINDERS. First American has not incurred any obligations or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions, or other like payment in connection with this Agreement.

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               (w)PENSION PLANS AND WELFARE PLANS. First American is not the
sponsor of any pension benefit or welfare benefit plan as defined in the Employee Retirement Income Security Act of 1974, as amended, nor are any of the employees of First American covered by any such pension benefit or welfare benefit plan.

               (x)OFFICIAL STATEMENTS. All filings and statements to all state or federal regulatory agencies (the "Official Statements") and other documents utilized in connection therewith including, without limiting the generality of the foregoing, call reports and examination reports, do not contain any untrue statement of a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

              (y) OFFER AND SALE OF SECURITIES. First American has not sold or offered to sell any securities, as such term is defined in the Securities Act of 1933, as amended ("1933 Act"), or the Securities Exchange Act of 1934, as amended ("1934 Act"), except such securities as shall have been "exempted securities" as such are set forth in Section 3 of the 1933 Act, or except pursuant to "exempted transactions" as such are set forth in Section 4 of the 1933 Act. Each Prospectus, notice, circular, advertisement, letter or other communication, written or by radio or television, pursuant to which First American has offered for sale any security, as such term is defined in the 1933 Act or the 1934 Act, did not at the time such security was issued and sold and does not as of the date hereof contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER.
        Buyer represents and warrants to First American as follows:

        (a) ORGANIZATION, GOOD STANDING, POWER. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to own, lease, and operate its properties, to carry on its business as it is presently conducted, and to enter into this Agreement and to perform its obligations hereunder.

               (b)AUTHORIZATION. The execution, delivery, and performance of this Agreement by Buyer have been duly and effectively authorized by all necessary corporate action of Buyer. This Agreement has been duly executed by Buyer and is a valid, legally binding, and enforceable obligation of Buyer.

               (c)EFFECT OF AGREEMENT. The execution, delivery, and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby, will not conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge, or encumbrance upon any of the assets of Buyer pursuant to the Certificate of Incorporation or by-laws of Buyer, or pursuant to any indenture, mortgage, deed of trust, lease, contract, agreement, or other instrument, or any governmental approval, authorization, certificate, consent, license, order, or permit, or any judgment, award, decree, statute, ordinance, regulation, or any other restriction of any kind or character, to which Buyer is a party, or by which or pursuant to which Buyer or any of its assets may be bound, which breach, termination, or default would prevent or may be executed to prevent consummation of the transactions contemplated hereby by Buyer.

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                  (d) BROKERS OR FINDERS. Buyer has not incurred any obligations or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other like payment in connection with this Agreement.

                   (e) PURCHASE FOR INVESTMENT. Buyer is purchasing the Stock for its own account for investment without a view to or for the distribution thereof.

                   (f) BUYER STOCK. The authorized capital consists of 50,000,000 shares of voting common stock, $1.00 par value per share, of which 2,898,280 shares are validly issued and outstanding, fully paid and nonassessable. Buyer has delivered a certified copy of its Articles of Incorporation and Bylaws, as amended, to First American. Except as set forth in its 1998 Option Plan, the Buyer has not granted or committed to grant any options, rights, warrants or other contractual rights to acquire shares of Buyer's capital stock or securities. The shares of common stock to be issued by Buyer to shareholders of First American pursuant to this Agreement will be validly issued, fully paid and nonassessable and will not be issued in violation of the preemptive rights or any person. The shares of Buyer's capital stock are registered under and have been issued in compliance with the 1933 Act and the 1934 Act. Such shares shall be listed for trading on the NASDAQ securities exchange or securities quotation system and will be freely transferable on such exchange without restriction or limitation. Each registration statement, prospectus, annual or quarterly report or filing, and notice, circular, advertisement and other item, relating to Buyer's securities did not at the date of

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such item and does not as of the date hereof contain any untrue statement or material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                   (g) NO MATERIAL ADVERSE CHANGE. Since December 31, 1998, Buyer has not suffered any material adverse change in operations, assets, properties or business.

SECTION 5. COVENANTS OF FIRST AMERICAN.

        First American covenants and agrees as follows with respect to actions to be taken between the date of this Agreement and the Closing Date:

         (a) MAINTAIN REPRESENTATIONS AND WARRANTIES. Without the prior written consent of Buyer, no action will be taken that would violate the terms and conditions hereof.

               (b) ACCESS TO INFORMATION. First American will give, and to the extent necessary cause other parties to give, to Buyer and its agents and representatives, full access, during normal business hours throughout the period prior to the Closing Date, to the properties, books, work papers, contracts, commitments and records, as well as other assets of First American, whether in the possession of First American, its accountants or other representatives, and will furnish to Buyer during such period all such information concerning First American as Buyer may reasonably request. Buyer agrees that it will, and will cause its agents and representatives, to hold in strict confidence all information so

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obtained from First American, not disclose such information to any person or entity, and to use such information solely and exclusively for determining whether to proceed with the transaction contemplated by this Agreement, and if the transactions herein provided for is not consummated as contemplated herein, Buyer will return all such data and all copies and memoranda and other written evidence or summation thereof.

                  (c) EVIDENCE OF TITLE. First American will give, and to the extent necessary cause other parties to give, to Buyer and its agents and representatives true and correct copies of all title policies, title documents, and instruments creating or evidencing the encumbrances, easements, and restrictions affecting the properties of First American.

                (d) CONDUCT OF BUSINESS PENDING THE CLOSING DATE. Except such actions as shall be specifically agreed to by Buyer pursuant to advance written consent (which consent shall not be unreasonably withheld), First American, during the period between the date of this Agreement and the Closing Date, shall:

                (i) operate its businesses only in the usual, regular, and ordinary manner and, to the extent consistent with such operation, use its best efforts to preserve its present business organizations intact, keep available the services of its present officers and preserve its present relationship with persons having business dealings with it;

                (ii) maintain all of its assets in customary repair, order, and condition, reasonable wear and use excepted, and maintain insurance upon all of

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
such assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

               (iii) maintain its books, accounts, and records in the usual, regular, and ordinary manner, on a basis consistent with prior years, and endeavor to comply with all laws applicable to it and to the conduct of its businesses and to perform all of its obligations without default;

              (iv) not enter or agree to enter into any merger or consolidation with any corporation or change the character of its businesses in any manner;

              (v) not declare, pay, or make any dividend or other distribution or payments in respect of shares of its capital stock, or purchase or redeem any of such shares other than the redemption of preferred stock by the Mortgage Company;

              (vi)not (1) hire any employees; (2) make any increase in the compensation payable or to become payable by it to any director, officer or agent except in the ordinary course of business; (3) except for the June profit sharing distribution, pay or provide for any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement, or other similar payment or arrangement; (4) pay or provide for any unfunded pensions not covered by any pension plan to which it is a party; and ( 5) enter into any employment or consulting agreement, sales agency, or other contract or arrangement with respect to the performance of personal services;

            (vii) not (1) incur or become subject to, or agree to incur or become subject to, any obligation or liability (contingent or otherwise) , except in the ordinary course of business; (2) discharge or satisfy any lien or encumbrance or pay any obligation or liability (contingent or otherwise), except in the ordinary course of business; ( 3) mortgage, pledge, or subject to lien or encumbrance any of its assets; (4) sell, assign, transfer, convey, lease, or otherwise dispose of any of its assets except in the ordinary course of business; (5) acquire or agree to acquire any assets except in the ordinary course of business;(6) cancel, compromise, or postpone any debt or claim except in the ordinary course of business; (7) waive any right, except in the ordinary course of business and not of material value; (8) transfer or grant any rights under any concessions, licenses, patents, inventions, trade names, trademarks, copyrights, or with respect to know-how; (9) enter into, modify, change, or terminate any existing license, lease, contract, or other documents; (10) make any capital expenditures in excess of $5,000.00, or enter into any commitment therefor; (11) enter into any collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization; (12) enter into any transactions or make or enter into any contract or commitment that by reason of its size or otherwise is not in the ordinary course of business; ( 13) enter into any contract, lease, or commitment with any member of the family of any officer, director, employee, or stockholder of or corporation affiliated with First American, or loan or otherwise make any advances to any of such entities or persons.

                  (viii) make no change in its banking policies.

               (e)NOTIFICATION OF CHANGES. First American will promptly notify Buyer in writing of the existence or happening of any fact, event, or occurrence that may alter the accuracy or completeness of any representation or warranty contained in this Agreement.

               (f)CONSENTS. First American will obtain any consents or agreements of third parties necessary for the performance by First American of its obligations under this Agreement.

               (g)REGULATORY AUTHORIZATIONS. First American will execute and file, or join in the execution and filing, any applications or other documents that may be necessary in order to obtain the authorization, approval, or consent of any governmental body that may be required, or that Buyer may reasonably request, in connection with the consummation of that transactions contemplated by this Agreement, including but not limited to change of control filings.

                (h) EFFORTS AND COOPERATION. First American will use its good faith reasonable effort to cause the satisfaction of the conditions precedent set forth in this Agreement and shall cooperate with Buyer to consummate the transaction contemplated by this Agreement.

SECTION 6. COVENANTS OF BUYER.

       Buyer covenants and agrees as follows with respect to actions to be taken between the date of this Agreement and the Closing Date:

                (a) MAINTAIN REPRESENTATIONS AND WARRANTIES. Without the prior consent of First American, no action will be taken that would violate the terms and conditions hereof.

                (b) NO CHANGE IN CAPITAL. Buyer shall not make any change in its authorized capital structure or in its issued and outstanding securities. Buyer shall not issue any securities other than the securities to be issued pursuant to the Merger.
                (c) REGISTRATION STATEMENT AND REGULATORY FILINGS. Within 30 days of the effective date of this Agreement, Buyer shall prepare and file with the SEC any required Registration Statement (on such form as may be appropriate) and all amendments and supplements thereto, with respect to the common stock to be issued pursuant to this Agreement. Within 30 days of the effective date of this Agreement, Buyer shall prepare and file all necessary filings with any banking regulatory agency which may be necessary for approval to consummate the transactions contemplated by this Agreement. Buyer shall provide to First American (1) copies of drafts of all filings made pursuant to this section in advance of filing, (ii) copies of documents as filed, and (iii) copies of any correspondence between Buyer and any applicable agency including the SEC and the Board of Governors of the Federal Reserve System respecting the filings made pursuant to this section.

                (d) LISTING. Prior to the Closing Date, Buyer shall list the shares of Buyer common stock to be issued in the Merger on the securities exchange or other quotation system on which such shares are primarily traded.

                (e) EFFORTS AND COOPERATION. Buyer will use its good faith reasonable effort to cause the satisfaction of the conditions precedent set forth in this Agreement and shall cooperate with First American to consummate the transaction contemplated by this Agreement.

                (f) INCORPORATED AND ORGANIZATION OF SUBSIDIARY. Buyer will incorporate, charter and organize a subsidiary as a Texas corporation. Buyer will, as soon as practicable after the execution of this Agreement, enter into the Plan of Merger, the form of which is attached hereto as EXHIBIT "A", and shall perform all of its obligations thereunder. Buyer will, as soon as practicable after the execution of this Agreement, cause the subsidiary to duly authorize and enter into the Plan of Merger and shall cause the subsidiary to perform all of its obligations thereunder. Buyer shall vote all of the stock of the subsidiary in favor of the Merger and the Plan of Merger.

SECTION 7. CONDITIONS TO FIRST AMERICAN'S OBLIGATIONS.

              The obligations of First American hereunder are subject to each of the conditions set forth below,

               (a)COMPLIANCE WITH TERMS. On the Closing Date, all of the terms, conditions, and covenants of this Agreement to be complied with and performed by Buyer at or before the Closing Date shall have been complied with or performed.

               (b) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Buyer in this Agreement shall be correct and complete in all material respects at and as of the Closing Date.

                (c) SHAREHOLDER APPROVAL. The holders of at least eighty-one percent of the outstanding shares of common stock of First American shall have approved the Merger.

                (d) REGULATORY APPROVAL. Buyer shall have obtained the approval of the transaction contemplated by this Agreement by all required banking and securities regulatory agencies.

                (e) NO LITIGATION. No action shall have been taken or overtly threatened to enjoin the Merger or to impose liability upon First American or its shareholders, directors, officers, employees or agents for any action taken in connection with the Merger.

                (f) LISTING ON SECURITIES EXCHANGE. The shares of Buyer common stock to be issued pursuant to the Merger shall have been listed on the securities exchange or quotation system upon which shares of Buyer common stock are traded.

                (g) MATERIAL ADVERSE CHANGE. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the condition, financial or otherwise, of the Buyer.

                (h) TAX OPINION. An opinion of a nationally recognized legal firm shall have been received in form and substance reasonably satisfactory to First American to the effect that (i) the Merger will constitute a "reorganization" within the meaning of Section 368 of the Code; (ii) no gain or loss will be recognized by the shareholders of First American with respect to the shares of Buyer common stock received pursuant to the Merger; and (iii) the receipt of cash by shareholders of First American pursuant to the Merger shall be capital gain (or loss) to the extent shares of First American Stock were held as capital assets.

SECTION 8. CONDITIONS TO BUYER'S OBLIGATIONS.

    The obligations of Buyer at the closing hereunder are subject to each of the conditions set forth below. Any of such conditions may be waived by Buyer, but only in writing. Notwithstanding the failure or any one or more of such conditions, Buyer may nevertheless proceed with the Closing without satisfaction of such conditions and without written waiver, and Buyer shall not be deemed to have waived any rights or remedies it may have by reason of failure of any of such conditions.
                  (a) OPINION OF COUNSEL FOR FIRST AMERICAN. Buyer shall have received an opinion of counsel for First American, dated the Closing Date in form and substance satisfactory to Buyer, to the effect that:

                              (i) First American is a corporation duly
organized, validly existing, and in good standing under the laws of the State of Texas and has the power and authority to own, lease, operate and sell its properties and to carry on its businesses as it is presently conducted.

                 (ii) The authorized capitalization of First American consists of ________ shares of common stock, $2.50 par value, of which 102,940 are validly issued and outstanding, fully paid and nonassessable.

             (iii) This Agreement has been duly executed and delivered by First American, and is a valid, legally binding and enforceable obligation as the same may be limited or otherwise affected by applicable bankruptcy, reorganization, moratorium, and other similar laws affecting the rights of creditors generally; provided, however, that no opinion need be rendered as to whether a court would grant specific performance or any other equitable remedy with respect to the enforcement of any provision of this Agreement;

            (iv) The execution, delivery, and performance of this Agreement by First American and the consummation of the transactions contemplated hereby do not conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge, or encumbrance upon any of assets of First American pursuant to the corporate charter or by-laws of First American, or, to such counsel's knowledge, pursuant to any indenture, mortgage, deed of trust, lease, contract, agreement, or other instrument, or any governmental approval, authorization, certificate, consent, license, order, or permit, or any judgment, award, decree, statute, ordinance, regulation, or any other restriction of any kind or character, to which First American is a party or by which or pursuant to which First American or any of their assets may be bound;

                 (v) Except as disclosed in therein, to the knowledge of such counsel, there are no actions, suits, or proceedings at law or in equity by or before any federal, state, municipal, or other governmental or non governmental department, commission, board, bureau, agency, or instrumentality, pending or threatened against or affecting First American or wherein an unfavorable decision, ruling, or finding would adversely affect the consummation of the transactions contemplated by this Agreement,

              (vi)To the knowledge of such counsel, First American has all approvals, authorizations, certificates, consents, licenses, orders, and other permits of all governmental agencies, whether federal, state, or local, required to permit the operation of its businesses as presently conducted, and consummation of the transactions contemplated hereby will not cause the termination, modification, or revocation thereof, or require the consent, approval, or authorization of any governmental entity or agency or any other third party.

                (b) COMPLIANCE WITH TERMS. On the Closing Date, all of the terms, conditions, and covenants of this Agreement to be complied with and performed by First American on or before the Closing Date shall have been complied with or performed.

               (c)ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by First American in this Agreement shall be correct and complete at and as of the Closing Date in all material respects.

               (d)CONSENTS AND AUTHORIZATIONS. Buyer shall have received any necessary consents from third parties and any necessary governmental approvals, consents, or permits for the performance by Buyer of its obligations under this Agreement.

               (e)ACTUAL OR THREATENED ACTIONS. There shall not be any actual or threatened action or proceeding by or before any court or other governmental body or agency that shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement, or that might affect the right of Buyer to own the First American Stock after the Closing Date, or subject Buyer to any liability therefor.

               (f)NO ADVERSE CHANGE. Between the date of this Agreement and the Closing Date there shall have been no material adverse change in the condition or prospects (financial or otherwise) of First American.

                (g) RESIGNATIONS. Buyer shall have received the written resignations of all the directors of First American, which resignations shall become effective of the Closing Date, and a signed release by said directors of all claims against First American in form satisfactory to Buyer.

SECTION 9. TERMINATION.
    Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing:

           (a)    By mutual written consent of First American and Buyer;

           (b) If any one or more of the conditions precedent to its obligations herein shall not have been fulfilled or, in any event, if the Closing has not occurred on or before September 30, 1999;

                  Written notice of any termination under this section stating the grounds therefor shall be given by the party entitled to terminate this Agreement concurrently with such termination.

SECTION 10. CONTINUING MANAGEMENT.

   The parties agree that during the interim period between the date of the execution of this Agreement and the Closing Date, Buyer shall have the right to have one or more executive officers of Buyer (collectively, the "Executive") present at the offices of First American during such term, to review contracts, documents, instruments and other obligations of First American, to familiarize himself with the conduct and operations of First American, to acquaint himself with the officers and employees of First American, and to monitor the business operations of First American. The Executive shall have the opportunity to review and express his suggestions, comments and concerns regarding the business activities of First American during said period. In no event shall the Executive be considered to be an employee of First American, First American shall have no obligation to pay the Executive, or withhold taxes or provide benefits for the Executive.

   Notwithstanding the termination, closing, or other disposition or resolution of the terms and conditions of this Agreement and the matters contained herein, First American and the Stockholders agree with Buyer that in no event shall Buyer or the Executive incur any liability as a result of the actions, omissions, or other deeds of the Executive done pursuant to the above paragraph, and First American and Stockholders do hereby release, relinquish, waive, and hold Buyer and the Executive harmless from any and all losses, costs, expenses, claims, fees or other liabilities in connections with or related to, directly or indirectly, the actions, omissions, or deeds of the Executive in conducting the activities referred to herein. This release and waiver shall incorporate any and all acts, deeds and omissions of the Executive, including, but not limited to, the Executive's own negligence. This release is between the parties to this Agreement only, and does not limit any action of a third party or any Agency.

SECTION 11. MISCELLANEOUS.

                  (a) NOTICES. All notices or deliveries required or desired to be given hereunder shall be in writing and shall be delivered in person or by registered or certified United States mail, postage prepaid, return receipt requested, or by wire, telegram, or telex, and addressed to the parties at their respective address set forth below, unless by such notice a different address shall have been designated. All notices sent by mail as aforesaid shall be deemed

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
delivered two days after deposit in the mail. All notices sent by wire, telegram, or telex as aforesaid shall be deemed delivered one day after being sent. All other notices shall be deemed delivered when actually received.


  If to the Buyer:       Guaranty Bank
                         Attn:  Art Scharlach
                         P.O. Box 1158
                         Mt. Pleasant, Texas 75456-1158

If to the Seller:        First American Financial Corp.
                         Attn:  Gene Watson
                         919 Gilmer Street
                         Sulphur Springs, Texas  75483

                        (b) CONTROLLING LAW.  All questions
concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas.

                (c) HEADINGS. The headings and titles to the Sections of this Agreement are inserted for convenience only and shall not be deemed to be a part hereof or to affect the construction or interpretation of any provision hereof.

                (d) MODIFICATIONS AND WAIVER. No termination, cancellation, modification, amendment, deletion, addition, or other change in this agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

               (e)ENTIRE AGREEMENT. This Agreement supersedes all other agreements, oral or written, heretofore made with respect to the subject matter hereof and the transactions contemplated hereby, and contains the entire agreement of the parties hereto.

               (f)ASSIGNMENTS. This Agreement and any rights or duties hereunder shall not be assigned without the advance written consent of all parties hereto.

               (g)COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

               (h) TIME OF ESSENCE. The parties acknowledge that time is of the essence in connection with the obligations of each party hereunder.

               (i)BINDING ON SUCCESSORS. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective legal representatives, estates, heirs, successors, and assigns.

               (j)EXPENSES. Each party shall pay all expenses, including, without limiting the generality of the foregoing, the fees and expenses of the agents, representatives, counsel, and accountants of all parties hereto incidental to the preparation of this Agreement and the consummation of the transactions provided herein.

               (k)REPRESENTATIONS AND WARRANTIES. The representations and warranties hereunder are cumulative, not exclusive, and no representation or warranty shall be deemed to limit the scope and reasonable meaning of any other representation or warranty.

               (1)EXHIBITS. The exhibits attached hereto are incorporated herein by reference and specifically form a part of this Agreement.

               (m)SPECIFIC PERFORMANCE. The duties and obligations of Buyer and First American under this Agreement shall be subject to specific performance.

               (n)CONFIDENTIALITY. All parties agree that the matters contained herein are confidential and are not to be disclosed to any third party, save and except the Agencies, and

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
agree to keep all matters herein strictly confidential, and will inform the officers and employees of the obligation to maintain such confidentiality.

      EXECUTED as of the date set forth above.

                                          GUARANTY BANCSHARES, INC.

                                          By:/s/ARTHER B. SCHLARACH
                                          Name: Arther B. Schlarach
                                          Title:President



                                          FIRST AMERICAN FINANCIAL CORP.

                                          By:/s/GENE WATSON
                                          Name:Gene Watson
                                          Title:Chairman of the Board


                                      34